Exhibit 99.1

The Global Power Company	NEWS RELEASE

Contact: Kenneth R. Woodcock (703) 522 1315

AES WITHDRAWS SUPPORT FOR DRAX RESTRUCTURING

ARLINGTON, VA, August 6, 2003 – The AES Corporation (NYSE:AES) announced yesterday that it has withdrawn its support for the Restructuring Proposal set out in AES Drax Holdings Limited (“AES Drax”) Form 6-K filed on June 30, 2003.

Paul Hanrahan, said, “For the past 12 months, AES has worked diligently to navigate the interests of Drax stakeholders through all of this turmoil, beginning with the onset of TXU Europe’s demise, through their bankruptcy and beyond.  We have operated the plant extremely well, we have committed top management resources, we have preserved the claims of Drax in the TXU Europe administrative proceeding and we have led the process of restructuring and reorganizing the very complex and oft-times conflicting set of creditor concerns.  We have done all of this in good faith towards preserving as much value for all Drax stakeholders, and most importantly, we have done this without any compensation to AES.  In fact, we have offered to put more money in to Drax as part of the restructuring. AES looked at its participation as it would any new investment, applying rigorous investment criteria to its commitment.

At this time, we feel it appropriate that the creditors of Drax exhibit a commitment to AES as part of the solution.  We have communicated to the creditors that we are no longer willing to participate without this commitment, and that we are not willing to increase our offer.  The creditors have not given us that commitment, and therefore we have withdrawn our offer and support for the business.  AES will maintain it’s financial and investment discipline in all its business dealings, and this is an example of that discipline.”

During the first half of 2003, AES Drax has generated a significant net loss before tax of approximately $89 million, or approximately $0.10 per share. If AES has no continuing involvement in the operations of Drax, its previous results (including current year losses) will be reflected as discontinued operations. AES wrote off its entire investment in Drax during 2002.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This news release may contain “forward-looking statements” regarding The AES Corporation’s business. These statements are not historical facts, but statements that involve risks and uncertainties. Actual results could differ materially from those projected in these forward-looking statements. For a discussion of such risks and uncertainties, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year.

AES is a leading global power company comprised of contract generation, competitive supply, large utilities and growth distribution businesses.

The company’s generating assets include interests in 158 facilities totaling over 55 gigawatts of capacity, in 28 countries. AES’s electricity distribution network sells 108,000 gigawatt hours per year to over 16 million end-use customers.

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For more general information visit our web site at www.aes.com or contact investor relations at investing@aes.com.